United States securities and exchange commission logo





                 October 28, 2022

       John McDonald
       Chief Executive Officer
       Upland Software, Inc.
       401 Congress Avenue, Suite 1850
       Austin, TX 78701

                                                        Re: Upland Software,
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed October 21,
2022
                                                            File No. 333-267973

       Dear John McDonald:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Kyle Wiley, Staff Attorney, at 202-344-5791 or Joshua Shainess, Legal
       Branch Chief, at 202-551-7951 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              John Hensley